                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549





                                    FORM 8-K
                                 CURRENT REPORT



Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 18, 1997



                             FIRST HOME BANCORP INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)



New Jersey                             0-28700                  22-3423990
----------------------------       -----------------         -------------------
(State of other jurisdiction       (SEC File Number)         (IRS Employer
of incorporation)                                            Identification No.)


                    125 South Broadway, Pennsville, NJ 08070
                    ----------------------------------------
                    (Address of principal executive offices)



        Registrant's telephone number, including area code (609) 678-4400
                                                           --------------


                   -------------------------------------------
          (Former name or former address, if changed since last report)

Item 5.  OTHER EVENTS.

         On December 18, 1997, First Home Bancorp Inc. ("First Home") and Sovereign Bancorp ("Sovereign") entered into an Agreement and Plan of Merger (the "Agreement") which sets forth the terms and conditions under which First Home will be merged with and into Sovereign (the "Merger"). On the same date, First Home Savings Bank, F.S.B., a wholly-owned subsidiary of First Home, and Sovereign Bank, a wholly-owned subsidiary of Sovereign, entered into an Agreement and Plan of Merger which sets forth the terms and conditions under which First Home Savings Bank, F.S.B. will be merged with and into Sovereign Bank (the "Bank Merger") following consummation of the Merger.

         In accordance with the terms of the Agreement, each outstanding share of First Home common stock, no par value per share (the "First Home Common Stock"), outstanding immediately prior to the effective date of the Merger (the "Effective Date"), other than as otherwise provided in the Agreement, will be converted into the right to receive Sovereign common stock, no par value per share (the "Sovereign Common Stock"). The terms of the Agreement provide for Sovereign to exchange $31.25 in value of Sovereign Common Stock (based upon the average price of Sovereign Common Stock during the 15-day period prior to closing) for each outstanding share of First Home Common Stock. The price will stay fixed at $31.25 per First Home share if Sovereign's average stock price remains between $18.00 and $22.00 per share during the 15-day period prior to the closing of the transaction. If the average price of Sovereign's stock drops below $18.00 per share during the pricing period prior to closing, First Home shareholders would receive a fixed rate of 1.736 shares of Sovereign Common Stock for each share of First Home Common Stock. Conversely, if Sovereign's average stock price is above $22.00 per share, First Home shareholders would receive a fixed rate of 1.420 shares of Sovereign Common Stock for each share of First Home Common stock.

         Each holder of First Home Common Stock who would otherwise be entitled to receive a fraction of a share of Sovereign Common Stock (after taking into account all of the shareholder's certificates) will receive cash, in lieu thereof, without interest, based on the price of a share of the Sovereign Common Stock on the Effective Date.

         The Agreement may be terminated by First Home if the average stock price of Sovereign Common Stock is less than $13.50 per share, provided however, that if First Home elects to terminate the Agreement because Sovereign average stock price is less than $13.50, Sovereign shall have the option to elect to increase the Applicable Exchange Ratio (as defined in the Agreement) to an amount which when multiplied by the Sovereign average stock price, determined as of the Closing Date, is equal to $23.44. In addition, the Agreement may be terminated by mutual consent of the parties, and by either party in the event Closing does not occur by July 31, 1998. Additionally, either party may terminate the Agreement based upon the other party's failure to perform or observe, in any material respect, its obligations under the Agreement.

         The Merger Agreement also provides that each option to purchase shares of First Home Common Stock under First Home's stock option plans which is outstanding on the Effective Date, whether or not exercisable, shall be converted into and become a right to purchase shares of Sovereign Common Stock, generally in accordance with the terms of the First Home stock option plans and

First Home option agreements by which it is evidenced, except that from and after the Effective Date, (i) the number of shares of Sovereign Common Stock subject to each First Home option shall be equal to the number of shares of First Home Common Stock subject to such option prior to the Effective Date multiplied by the Applicable Exchange Ratio (with fractional shares rounded down to the nearest share) and (ii) the exercise price per share of Sovereign Common Stock purchasable thereunder shall be that specified in the First Home option divided by the Applicable Exchange Ratio (rounded up to the nearest cent).

         The Merger is intended to constitute a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended, and to be accounted for as a pooling-of-interests under generally accepting accounting principles.

         Consummation of the Merger is subject to various conditions, including
(i) receipt of the requisite approval of the Agreement by the shareholders of First Home, (ii) receipt of requisite regulatory approvals from the OTS and any other applicable regulatory authority, (iii) receipt of opinions from the parties' respective legal counsel (including as option by Sovereign's counsel as to the tax treatment of certain aspects of the Merger), (iv) receipt of a letter from Sovereign's independent public accountants to the effect that the Merger shall be accounted for as a pooling-of-interests and (v) satisfaction of certain other conditions.

         The Agreement also contemplates the formation of a First Home Advisory Board of Directors.

         In connection with the Agreement, the directors and executive officers of First Home entered into a letter agreement with Sovereign pursuant to which each such person agreed in his personal capacity to vote the shares of First Home Common Stock beneficially owned by him in favor of the Agreement at the meeting of First Home shareholders called for the purpose of considering the same and to not transfer such shares of First Home Common Stock or shares of Sovereign Common Stock acquired upon consummation of the Merger or otherwise during specified periods.

         In connection with the Agreement, First Home and Sovereign entered into a Stock Option Agreement, dated as of December 18, 1997 (the "Option Agreement"), pursuant to which First Home granted to Sovereign an option to purchase, under certain circumstances, up to 538,975 shares of First Home Common Stock (representing 19.9% of the currently outstanding shares of First Home Common Stock) at a price of $30.00 per share (the "Option"). Under certain circumstances, First Home may be required to repurchase the Option or the shares acquired pursuant to the exercise thereof. The Option Agreement was entered into by First Home as a condition to Sovereign's willingness to enter into the Agreement.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            FIRST HOME BANCORP INC.


DATE: December 24, 1997                     By:/s/Stephen D. Miller
                                               ----------------------------
                                               Stephen D. Miller, President
                                               and Chairman of the Board
                                               of Directors